Exhibit 4.152

M0711211
Recorded at request of	130292
and return to:

Nevada Geothermal Power Company
595 Double Eagle Ct, Ste 2001
Reno, Nevada 89521

The undersigned hereby affirms that there are no
social security numbers contained in this document.

ASSIGNMENT OF GEOTHERMAL LEASE

THIS ASSIGNMENT OF GEOTHERMAL LEASE is made this 10th day of June, 2010 between NEVADA GEOTHERMAL POWER COMPANY, a British Columbia corporation ("Assignor"); and NGP (CRUMP I), a Nevada corporation, whose address is c/o Nevada Geothermal Power Company, 1755 E. Plumb Lane, Suite 220, Reno, Nevada 89502 ("Assignee").

RECITALS

A. Effective August 1, 2005 Noramex Corporation, a Nevada corporation (whose name was subsequently changed to Nevada Geothermal Power Company) entered into the "LX Ranch Geothermal Lease Agreement" (the "Lease") with LX Ranch, Inc., an Oregon corporation ("Lessor"). The Lease affects Lessor's interest in 5000.00 acres of land, more or less, situated in Lake County, Oregon. The property subject to the Lease is more particularly described on Exhibit A attached hereto.

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B. The name of Noramex Corp. was changed to Nevada Geothermal Power Company upon the filing of a "Certificate of Amendment to Articles of Incorporation" with the Nevada Secretary of State on September 9, 2005.

C. Assignor wishes to assign its interest in the Lease to its subsidiary corporation, NGP (Crump I). The Lease requires Owner's prior written consent to any assignment, which consent shall not be unreasonably withheld.

THEREFORE, in executing this Assignment of Geothermal Lease and the attached Consent to Assignment, the parties have agreed as follows:

1. Assignment of Lease. Assignor hereby assigns to Assignee all of its right, title, and interest in and to the Lease. Lessors agree that Assignee may, at its election, convert itself from a corporation to a limited liability company at any time, and this conversion will not be considered an assignment which requires Lessors' consent. Any additional assignments shall require Lessors' consent as set forth in the Lease.

2. Assumption of Obligations. Assignee hereby accepts the foregoing assignment and agrees to assume and discharge all obligations required under the Lease, including payment of annual rentals and royalties from production. However, this assignment will not relieve Assignor of any of its obligations to Lessors pursuant to the Lease. Assignor will also remain liable for performance

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of Lease obligations in the event that Assignee later converts itself from a corporation to a limited liability company.

IN WITNESS WHEREOF, the parties have executed this Assignment of Lease on the day and year first above written.

NEVADA GEOTHERMAL POWER COMPANY,
a British Columbia corporation

By /s/ Brian Fairbank

BRIAN D. FAIRBANK, President

NGP (CRUMP I), a Nevada corporation

By /s/ Brian Fairbank
BRIAN D. FAIRBANK, President

PROVINCE OF BRITISH COLUMBIA	)
) ss
CITY OF VANCOUVER	)

On this 10th day of June, 2010, before me a Notary Public in and for said Province and City, personally appeared BRIAN D. FAIRBANK, President of NEVADA GEOTHERMAL POWER COMPANY, personally known (or proved) to me to be the person who executed the above ASSIGNMENT OF GEOTHERMAL LEASE, and acknowledged to me that he executed the same for the purposes stated therein.

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PROVINCE OF BRITISH COLUMBIA	)
) ss
CITY OF VANCOUVER	)

On this 10th day of June, 2010, before me a Notary Public in and for said Province and City, personally appeared BRIAN D. FAIRBANK, President of NGP (CRUMP 1), personally known (or proved) to me to be the person who executed the above ASSIGNMENT OF GEOTHERMAL LEASE, and acknowledged to me that he executed the same for the purposes stated therein.

CONSENT TO ASSIGNMENT

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The undersigned, as Lessor under the "LX Ranch Geothermal Lease Agreement" dated August 1, 2005, hereby consents to the foregoing assignment of the Lease from Nevada Geothermal Power Company to NGP(Crump I).

DATED this 22 day of June, 2010.

LX RANCH, INC., an Oregon corporation

By: /s/ Thomas A. Lane
Its: President

STATE OF Oregon	)
)ss
COUNTY OF Lake	)

On this 22 day of June, 2010 before me a Notary Public in and for said County and State, personally appeared Thomas A. Lane, President of LX RANCH, INC., an Oregon corporation, personally known (or proved) to me to be the person who executed the above CONSENT TO ASSIGNMENT, and acknowledged to me that he executed the same in his authorized capacity and for the purposes states therein.

EXHIBIT A

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DESCRIPTIONOFTHEPROPERTY—LXRANCHINC.

Lake County, Oregon

NORTHERN GEOTHERMAL ZONE

Parcel 4

Township 38 South, Range 24 East of Williamette Meridian
Section 1: Government Lot 2
Section 2:Governmentlots1-8,S1/2,NW1/4,W1/2,SW1/4
Section 3: Government lots 1, 3-8, 10, S 1/2, NE 1/4, SE 1/4
Section 10: E 1/2
Section 11: Government lots 1-4, W 1/2, NE 1/4
Section 14: Government lots 1-4
Section 15: E 1/2, NE 1/4, N 1/2, SE 1/4, Government lots 1, 2
Township 37 South, Range 24 East of Williamette Meridian
Section 35: All of Section

Containing 2372.59 acres more or less

CRUMP GEYSER

Parcel 9
Parcel 1 Partition Plat No. 1995-P-077
Containing 2296.00 acres more or less

EASTSIDE HOTSPRING

Parcel 12 — T. 38. R. 25E
Section 4: Lots1-4,S 1/2,SE 1/4
Section 9: NE 1/4, NE 1/4
Section 16: Lots 1-4
Containing 331.41 acres more or less

TOTAL ACRES: 5000.00